Exhibit 99.1
NEWS RELEASE

Contact:
OSI Pharmaceuticals, Inc. Kathy Galante (Investors/Media) Senior Director, Investor/Public Relations 631-962-2043 Kim Wittig (Media) Director, Public Relations 631-962-2135	Burns McClellan (Representing OSI) Justin Jackson/Kathy Nugent (Media) 212-213-0006
OSI Pharmaceuticals Announces the Appointment of Mr. Pierre Legault as
Executive Vice President and Chief Financial Officer
MELVILLE, NEW YORK- December 16, 2008 — OSI Pharmaceuticals, Inc. (Nasdaq: OSIP) announced today the appointment of Mr. Pierre Legault as Executive Vice President, Chief Financial Officer and Treasurer. Mr. Legault has over 16 years of senior management experience in the pharmaceutical industry including several senior positions at Sanofi-Aventis and Aventis, most notably Worldwide President of Sanofi-Aventis Dermatology and Senior Vice President and Chief Financial Officer of Aventis Pharmaceutical North America. Mr. Legault will add extensive business and strategic expertise to the Company’s leadership team and assume responsibility for all financial aspects of the Company’s activities. Mr. Legault will report to the Chief Executive Officer, Colin Goddard, Ph.D. and will be a leading member of OSI’s Executive Management Team. He will assume the role on December 29, 2008.
“We are delighted that Pierre is joining the OSI team,” stated Dr. Goddard. “Pierre has led finance and business teams in companies throughout the healthcare industry ranging from large pharma to major retail pharmacy chains and we are confident that, with his extensive financial and management experience, he will be a significant contributor to this Company’s future growth and success.”
Mr. Legault will succeed Mr. Michael G. Atieh who will be stepping down from the CFO position on December 29, 2008, pending his previously announced retirement which will now occur effective January 5, 2009.
“We’d like to take the opportunity to thank Mike for his service to OSI, both over the last three years as CFO and prior to that as a member of our Board of Directors, and to wish him well in his future endeavours,” added Dr. Goddard.
Mr. Legault, 48, was most recently at Rite Aid Corporation where he was Senior Executive Vice President and Chief Administrative Officer following his instrumental role in the 2007 merger of Eckerd into Rite Aid. Mr. Legault served as Executive Vice President of The Jean Coutu Group, running its Brooks Eckerd operations in the United States from January 2006 until June 2007. Prior to his time at Sanofi-Aventis and Aventis, he was Global Senior Vice President Finance and Treasury of Hoechst Marion Roussel and Chief Financial Officer of Marion Merrell Dow (North America). Mr. Legault is a Board member of numerous corporations, belongs to several professional associations, including the Finance Executive Institute and the Canadian Institute of Chartered Accountants.
About OSI Pharmaceuticals
OSI Pharmaceuticals is committed to “shaping medicine and changing lives” by discovering, developing and commercializing high-quality and novel pharmaceutical products designed to extend life and/or improve the quality of life for patients with cancer and diabetes/obesity. The Company’s oncology programs are focused on developing molecular targeted therapies designed to change the paradigm of cancer care. OSI’s diabetes/obesity efforts are committed to the generation of novel, targeted therapies for the treatment of type 2 diabetes and obesity. OSI’s flagship product, Tarceva® (erlotinib), is the first drug discovered and developed by OSI to obtain FDA approval and the only EGFR inhibitor to have demonstrated the ability to improve survival in both non-small cell lung cancer and pancreatic cancer patients in certain settings. OSI markets Tarceva through partnerships with Genentech, Inc. in the United States and with Roche throughout the rest of the world.
This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, the completion of clinical trials, the FDA review process and other governmental regulation, OSI’s and its collaborators’ abilities to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, the ability to effectively market products, and other factors described in OSI Pharmaceuticals’ filings with the Securities and Exchange Commission.